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Exhibit (a)(5)(P)

[IKOS LETTERHEAD]

Editorial Contacts:

Company
Joe Rockom
Chief Financial Officer
(408) 284-8514
joe@ikos.com

FOR IMMEDIATE RELEASE

IKOS ANNOUNCES RECEIPT OF PROPOSED MERGER AGREEMENT
FROM MENTOR GRAPHICS CORPORATION

SAN JOSE, Calif., January 16, 2002—IKOS Systems, Inc. (Nasdaq:IKOS) today announced receipt of a proposed merger agreement from Mentor Graphics Corporation (Nasdaq:MENT). The IKOS Board of Directors will review the proposed merger agreement, consistent with its fiduciary responsibilities and its obligations under its current merger agreement with Synopsys, Inc. (Nasdaq:SNPS).

About IKOS Systems

IKOS Systems, Inc. (Nasdaq:IKOS) is a technology leader in high-performance, hardware assisted design verification. IKOS' mission is to develop and deliver high performance solutions that enable its customers to verify the functional correctness of their complex electronic system designs. IKOS has direct sales operations in North America, the UK, France, Germany, The Netherlands, Japan and India, and a distribution network throughout Asia-Pacific. The corporate headquarters is located at 79 Great Oaks Blvd., San Jose, Calif., 95119, 408/284-0400. For more information, visit http://www.ikos.com.

ADDITIONAL INFORMATION

IKOS Systems, Inc. has filed a Schedule 14D-9 with the Securities and Exchange Commission relating to a cash tender offer commenced by Mentor Graphics Corporation to acquire all outstanding shares of IKOS common stock and investors and security holders are able to obtain free copies of this document through the web site maintained by the SEC at http://www.sec.gov.

In connection with the proposed merger between IKOS and Synopsys, Inc., Synopsys, Inc. filed a Registration Statement on Form S-4 (including a Proxy Statement/Prospectus) and IKOS filed a Preliminary Proxy Statement on August 9, 2001, and an Amendment No. 1 to the Registration Statement on Form S-4 and Proxy Statement/Prospectus was filed on October 18, 2001 (Registration No. 333-67184), each containing information about the proposed merger, with the Securities and Exchange Commission ("SEC"). At such time the SEC declares the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) to be effective, IKOS will mail the Proxy Statement/Prospectus to IKOS stockholders. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when each document becomes available. The Registration Statement and the Proxy Statement/Prospectus contain important information about Synopsys, IKOS, the proposed merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov.

Free copies of the Registration Statement, Proxy Statement/Prospectus and Synopsys' other filings may also be obtained by accessing Synopsys' web site at http://www.synopsys.com or by directing a request by mail or telephone to Synopsys, Inc., 700 East Middlefield Rd., Mountain View, California 94043, (650) 584-5000. Free copies of the Proxy Statement/Prospectus and IKOS' other filings may also be obtained by accessing IKOS' web site at http://www.ikos.com or by directing a request by mail or telephone to IKOS Systems, Inc., 79 Great Oaks Blvd., San Jose, California 95119, (408) 284-0400.

You may read and copy any reports, statements and other information filed by Synopsys and IKOS at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Synopsys' and IKOS' filings with the Commission are also available to the public from commercial document-retrieval services and the web site maintained by the Commission at http://www.sec.gov.

Synopsys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders by IKOS and its Board of Directors in favor of the adoption and approval of the merger agreement and approval of the merger.

IKOS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders in favor of the adoption and approval of the merger agreement and approval of the merger. Investors and securities holders may obtain additional information regarding the interests of the participants from IKOS' filings with the SEC under Rule 14a-12 of the Exchange Act of 1934, as amended.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, current economic conditions, continued acceptance and development of the company's existing and new products, increased levels of competition for the company, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, achievement of cost controls, consummation of the company's proposed merger with Synopsys and other risks detailed from time-to-time in the company's periodic reports filed with the Securities and Exchange Commission.

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  Exhibit (a)(5)(P)